EXHIBIT 10.2
FIRST AMENDMENT TO CREDIT AGREEMENT
THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of March 5, 2013, by and among WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as the arranger and administrative agent ("Agent") for the Lenders (as defined in the Credit Agreement referred to below), the Lenders party hereto, REMY INTERNATIONAL, INC., a Delaware corporation ("Remy International"), WESTERN REMAN INDUSTRIAL, INC., an Indiana corporation ("Western Reman"), POWER INVESTMENTS, INC., an Indiana corporation ("Power Investments"), REMY ELECTRIC MOTORS, L.L.C., a Virginia limited liability company ("Remy Electric"), REMAN HOLDINGS, L.L.C., a Delaware limited liability company ("Reman Holdings"), REMY INDIA HOLDINGS, INC., a Delaware corporation ("Remy India"), REMY TECHNOLOGIES, L.L.C., a Delaware limited liability company ("Remy Technologies"), REMY KOREA HOLDINGS, L.L.C., a Delaware limited liability company ("Remy Korea"), REMY INC., a Delaware corporation ("Remy Inc."), REMY INTERNATIONAL HOLDINGS, INC., a Delaware corporation ("Remy International Holdings"), REMY POWER PRODUCTS, LLC, a Delaware limited liability company ("Remy Power"), and WORLD WIDE AUTOMOTIVE, L.L.C., a Virginia limited liability company ("World Wide Automotive"; together with Remy International, Western Reman, Power Investments, Remy Electric, Reman Holdings, Remy India, Remy Technologies, Remy Korea, Remy Inc., Remy International Holdings and Remy Power are referred to hereinafter each individually as a "Borrower" and collectively, as "Borrowers").
WHEREAS, Borrowers, Agent, and Lenders are parties to that certain Credit Agreement dated as of December 17, 2010 (as amended, restated, modified or supplemented from time to time, the "Credit Agreement"); and
Borrowers have further requested that Agent and Lenders amend the Credit Agreement in certain respects as set forth herein, and Agent and Lenders have agreed to the foregoing, on the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:
1.    Defined Terms. Unless otherwise defined herein, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.
2.    Amendments to Credit Agreement. In reliance upon the representations and warranties of Borrower set forth in Section 6 below, and subject to the satisfaction of the conditions to effectiveness set forth in Section 5 below, the Credit Agreement is hereby amended as follows:
(a)    Clause (b) of Section 2.10 of the Credit Agreement is hereby amended and restated in its entirety as follows:
(b)    for the ratable account of those Lenders with Revolver Commitments, on the first day of each month from and after the Closing Date up to the first day of the month prior to the Payoff Date and on the Payoff Date, an unused line fee in an amount equal to .375% per annum times the result of (i) the aggregate amount of the Revolver Commitments, less (ii) the average Daily Balance of the Revolver Usage during the immediately preceding month (or portion thereof); provided, that if the aggregate amount of the Revolver Commitments increases during any month, for purposes of clause (ii) above, (x) with respect to the portion of such month prior to such increase, the aggregate amount of the Revolver Commitments shall be the aggregate amount of the Revolver Commitments immediately prior to giving effect to such increase, and (y) with respect to the portion of such month after such increase, the aggregate amount of the Revolver Commitments shall be the aggregate amount of the Revolver Commitments immediately after giving effect to such increase.
(b)    The first sentence of Section 3.3 of the Credit Agreement is hereby amended and restated in its entirety as follows:
This Agreement shall continue in full force and effect for a term ending on September [5], 2018; provided, however, that if such date is not a Business Day, such term shall end on the next preceding Business Day (such Business Day, the "Maturity Date").
(c)    The last sentence of Section 5.10 of the Credit Agreement is hereby amended and restated in its entirety as follows:
Agent shall perform no less than one field audit and one appraisal in any fiscal year.
(d)    Clause (g) of Section 6.2 of the Credit Agreement is hereby amended by deleting the reference to "$20,000,000" therein and inserting "$40,000,000" in lieu thereof.
(e)    Clause (k) of Section 6.2 of the Credit Agreement is hereby amended by deleting the reference to "$70,000,000" therein and inserting "$100,000,000" in lieu thereof.
(f)    Clause (l) of Section 6.2 of the Credit Agreement is hereby amended by deleting the reference to "$12,000,000" therein and inserting "$24,000,000" in lieu thereof.
(g)    Clause (k) of Section 6.3 of the Credit Agreement is hereby amended by deleting each reference to "25%" therein and inserting "17.5%" in lieu thereof
(h)    Clause (a) of Section 6.4 is hereby amended by inserting the following proviso at the end of such clause:
provided, further, any Subsidiary that is not a Loan Party may merge with and into another Subsidiary that is not a Loan Party in connection with a Corporate Restructuring, so long as if either such Subsidiary is a wholly-owned Subsidiary, the wholly-owned Subsidiary shall be continuing or surviving Person;
(i)    Clause (d) of Section 6.5 is hereby amended and restated in its entirety as follows:
(d) Dispositions of property by any Material Subsidiary to any Borrower or to a wholly-owned Subsidiary; provided that, except in the connection with a Corporate

Restructuring, if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party;
(j)    The proviso at the end of Section 6.5 is hereby amended and restated in its entirety as follows:
provided, however, that any Disposition pursuant to this Section 6.5 (other than a Disposition permitted pursuant to Section 6.5(d) that is also completed in connection with a Corporate Restructuring) shall be for fair market value.
(k)    Clause (d) of Section 6.6 is hereby amended and restated in its entirety as follows:
(i) Remy International may make Restricted Payments that are annual dividends to stockholders of Remy International in an aggregate amount not to exceed $35,000,000, provided, that both before and after giving effect to each such Restricted Payment (x) Excess Availability exceeds the amount equal to 17.5% of the Maximum Revolver Amount, (y) the average daily Excess Availability for the 30 day period immediately preceding the making of such Restricted Payment (computed on a pro forma basis treating such Restricted Payment as being made on the first day of such period) exceeds the amount equal to 17.5% of the Maximum Revolver Amount, and (z) Borrowers shall be in pro forma compliance (determined on a pro forma basis as of the last day of the most recently ended month for which financial statements were required to have been delivered pursuant to Section 5.1) with the financial covenants set forth in Section 7, which financial covenants shall be tested at such time regardless of whether a Covenant Testing Period is in effect and (ii) Remy International may make Restricted Payments (excluding Restricted Payments made pursuant to clause (i) above) in an aggregate amount not to exceed the Available Amount, provided, that both before and after giving effect to each such Restricted Payment (w) Excess Availability exceeds the amount equal to 20% of the Maximum Revolver Amount, (x) the average daily Excess Availability for the 30 day period immediately preceding the making of such Restricted Payment (computed on a pro forma basis treating such Restricted Payment as being made on the first day of such period) exceeds the amount equal to 20% of the Maximum Revolver Amount, (y) Borrowers shall be in pro forma compliance with the financial covenants set forth in Section 7, which financial covenants shall be tested at such time regardless of whether a Covenant Testing Period is in effect and (z) the Consolidated Leverage Ratio does not exceed 3.50 to 1.00 (determined on a pro forma basis as of the last day of the most recently ended month for which financial statements were required to have been delivered pursuant to Section 5.1); provided, further, so long as both before and after giving effect to each such Restricted Payment, the Consolidated Leverage Ratio does not exceed 3.00 to 1.00 (determined on a pro forma basis as of the last day of the most recently ended month for which financial statements were required to have been delivered pursuant to Section 5.1), then Restricted Payments permitted under this clause (ii) may exceed the Available Amount;
(l)    Section 15.11 of the Credit Agreement is hereby amended by deleting the reference to "Section 6.4" and inserting "Section 6.5" in lieu thereof.

(m)    The defined term "Available Amount" contained in Schedule 1.1 of the Credit Agreement is hereby amended and restated as follows:
"Available Amount" means, as at any date, the sum of, without duplication:
(a)    the aggregate cumulative amount, not less than zero, equal to 50% of (x) 100% minus the then applicable ECF Percentage times (y) Excess Cash Flow for each fiscal year beginning with the fiscal year ending December 31, 2013;
(b)    the Net Cash Proceeds received after the First Amendment Closing Date and on or prior to such date from any equity issuance by Remy International (which is not Disqualified Capital Stock), excluding (i) any Net Cash Proceeds received from the Rights Offering (other than any Excess Rights Offering Proceeds) and (ii) any Net Cash Proceeds of an IPO used by Remy International or any other Loan Party to retire, redeem, repurchase or acquire any Equity Interests of Remy International or any other Loan Party;
(c)    an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in cash and Cash Equivalents by any Loan Party in respect of any Investments made with the proceeds of the Available Amount; and
(d)    the aggregate amount actually received in cash or Cash Equivalents by any Loan Party in connection with the sale, transfer or other disposition of its ownership interest in any Foreign Subsidiary, in each case, to the extent of the Investment in such Foreign Subsidiary;
in each case, that has not been previously applied pursuant to Section 6.3(k) or Section 6.6(d) of the Agreement.
(n)    The table set forth in the defined term "Base Rate Margin" contained in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Level	Monthly Average Excess Availability Amount	Base Rate Margin
I	If the Monthly Average Excess Availability Amount is less than 33⅓% of the Maximum Revolver Amount	1.00 percentage points
II	If the Monthly Average Excess Availability Amount is greater than or equal to 33⅓% of the Maximum Revolver Amount and less than 66⅔% of the Maximum Revolver Amount	0.75 percentage points
III	If the Monthly Average Excess Availability Amount is greater than or equal to 66⅔% of the Maximum Revolver Amount	0.50 percentage points

(o)    The defined term "Covenant Testing Period" contained in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

"Covenant Testing Period" means, a period commencing on the date Excess Availability is less than the amount equal to 12.5% of the Maximum Revolver Amount as in effect on such date and ending on the date that Borrowers have maintained Excess Availability of not less than the amount equal to 12.5% of the Maximum Revolver Amount as in effect on the applicable date of determination for 90 consecutive days.
(p)    The defined term "Fee Letter" contained in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:
"Fee Letter" means that certain fee letter, dated as of the Closing Date, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent and as amended, restated, supplemented or otherwise modified.
(q)    The defined term "Foreign Subsidiary" contained in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:
"Foreign Subsidiary" means any Subsidiary of any Borrower that is not organized under the laws of the United States, any State thereof or the District of Columbia.
(r)    The table set forth in the defined term "LIBOR Rate Margin" contained in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Level	Monthly Average Excess Availability Amount	LIBOR Rate Margin
I	If the Monthly Average Excess Availability Amount is less than 33⅓% of the Maximum Revolver Amount	2.00 percentage points
II	If the Monthly Average Excess Availability Amount is greater than or equal to 33⅓% of the Maximum Revolver Amount and less than 66⅔% of the Maximum Revolver Amount	1.75 percentage points
III	If the Monthly Average Excess Availability Amount is greater than or equal to 66⅔% of the Maximum Revolver Amount	1.50 percentage points

(s)    The defined term "Material Contract" contained in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:
"Material Contract" means, with respect to any Person, (i) each of the agreements listed on Schedule 4.26 and (ii) any other agreement the expiration or termination (other than as a result of the expiration at the end of its normal term) of which would reasonably be expected to result in a Material Adverse Effect, and (iii) any other agreement of similar business impact to the agreements listed on Schedule 4.26 on the Closing Date.
(t)    The defined term "Term Loan Credit Agreement" contained in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

"Term Loan Credit Agreement" means that certain Amended and Restated Term B Loan Credit Agreement dated of the First Amendment Closing Date among Remy International, the Term Loan Agent and the other lenders party thereto.
(u)    The defined term "Term Loan Indebtedness" contained in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:
"Term Loan Indebtedness" means the Indebtedness of Remy International under the Term Loan Indebtedness Documents in the original principal amount of $300,000,000 subject to the Intercreditor Agreement together with the increases to principal, if any, as permitted pursuant to the Intercreditor Agreement.
(v)    The defined terms "Corporate Restructuring", "First Amendment Closing Date", "Locomotive Business" and "Material Subsidiary" are each hereby added to Schedule 1.1 of the Credit Agreement in the appropriate alphabetical order as follows:
"Corporate Restructuring" means the disposition of Equity Interests by a Loan Party or other Material Subsidiary of an Immaterial Subsidiary to a wholly-owned Subsidiary that is not a Loan Party so long as (i) the effect of such disposition could not reasonably be expected to be materially adverse to the interests of the Lenders, (ii) Borrower provided Agent with written notice at least fifteen (15) Business Days (or a shorter period of time acceptable to Agent) prior to the anticipated closing date of such disposition, and (iii) Agent has provided prior written consent to such disposition.
"First Amendment Closing Date" means March 5, 2013.
"Locomotive Business" means the remanufacturing of engine components for the locomotive, marine and other industries, conducted by Western Reman Industrial, Inc.
"Material Subsidiary" means any Subsidiary of a Borrower that is not an Immaterial Subsidiary.
(w)    Line number 25 of Schedule 4.8(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

25.	Remy Power Products, LLC (f/k/a Unit Parts Company)	DE	O'Reilly Automotive, Inc.	04/07/09	2009 1106845
Accounts with respect to which O'Reilly Automotive, Inc. is the Account Debtor owing to Remy Power and Inventory of Remy Power that is in-transit to O'Reilly Automotive, Inc. or located at a location owned or operated by O'Reilly Automotive, Inc. with respect to which title to such Inventory has not yet passed to O'Reilly Automotive, Inc.

(x)    The first line of the table set forth in Schedule 5.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

as soon as available, but in any event within 45 days after the end of each fiscal quarter during each of Borrowers' fiscal years; but within 30 days (45 days in the case of a month that is the end of one of Borrowers' fiscal quarters) after the end of each month during any period beginning upon the occurrence and continuance of an Event of Default or on any date that Excess Availability does not exceed an amount equal to 20% of the Maximum Revolver Amount and ending on the date that both no Event of Default exists and Excess Availability exceeds an amount equal to 20% of the Maximum Revolver Amount for 60 consecutive days
(a) an unaudited consolidated balance sheet, income statement, and statement of cash flow covering Borrowers' and their Subsidiaries' operations during such period, and (b) a Compliance Certificate.

(y)    The first line of the table set forth in Schedule 5.2 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Monthly (no later than the 10th Business Day of each month); but weekly during any period beginning upon the occurrence and continuance of an Event of Default or on any date that Excess Availability does not exceed an amount equal to 15% of the Maximum Revolver Amount and ending on the date that both no Event of Default exists and Excess Availability exceeds an amount equal to 15% of the Maximum Revolver Amount for 30 consecutive days

(a) a Borrowing Base Certificate,
(b) a detailed aging, by total, of each Loan Party's Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),
(c) a detailed calculation of those Accounts that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting,
(d) a detailed Inventory system/perpetual report together with a reconciliation to each Loan Party's general ledger accounts (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),
(e) a detailed calculation of Inventory categories that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting,
(f) a summary aging, by vendor, of each Loan Party's accounts payable and any book overdraft (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting) and an aging, by vendor, of any held checks,
(g) a monthly Account roll-forward, in a format acceptable to Agent in its discretion, tied to the beginning and ending account receivable balances of each Loan Party's general ledger, and
(h) Inventory system/perpetual reports specifying the cost of each Loan Party's Inventory, by category, with additional detail (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting).

3.    Continuing Effect. Except as expressly set forth in Sections 2 and 3 of this Amendment, nothing in this Amendment shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, or a waiver of any other terms or provisions thereof, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby.
4.    Reaffirmation and Confirmation. Each Borrower hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents to which it is a party represent the valid, enforceable and collectible obligations of such Borrower, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document. Each Borrower hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations, except as expressly set forth herein. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by each Borrower in all respects.
5.    Conditions to Effectiveness. This Amendment shall become effective upon the satisfaction of each of the following conditions precedent:
(a)    Agent shall have received a copy of this Amendment executed and delivered by Agent, Lenders and Borrowers (with five (5) original copies of this Amendment to follow within two (2) Business Days after the date hereof) together with each of the additional documents, instruments and agreements listed on the Closing Checklist attached hereto as Exhibit A, each in form and substance reasonably satisfactory to Agent;
(b)    Borrowers shall have paid all fees, costs and expenses due and payable as of the date hereof under the Credit Agreement and the other Loan Documents, including without limitation fees set forth in the Fee Letter, as amended and restated on the date hereof;
(c)    Excess Availability as of the date hereof shall be equal to or greater than $25,000,000; and
(d)    no Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Amendment.
6.    Representations and Warranties. In order to induce Agent and Lenders to enter into this Amendment, each Borrower hereby represents and warrants to Agent and Lenders that:
(a)    after giving effect to this Amendment, all representations and warranties contained in the Loan Documents to which such Borrower is a party are true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of this Amendment, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such earlier date);

(b)    no Default or Event of Default has occurred and is continuing; and
(c)    this Amendment and the Loan Documents, as amended hereby, constitute legal, valid and binding obligations of such Borrower and are enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally.
7.    Miscellaneous.
(a)    Expenses. Each Borrower agrees to pay on demand all reasonable costs and expenses of Agent and Lenders (including reasonable attorneys' fees) incurred in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided herein shall survive any termination of this Amendment and the Credit Agreement as amended hereby.
(b)    Choice of Law and Venue; Jury Trial Waiver; Reference Provision. Without limiting the applicability of any other provision of the Credit Agreement or any other Loan Document, the terms and provisions set forth in Section 12 of the Credit Agreement are expressly incorporated herein by reference.
(c)    Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.
8.    Release.
(a)    In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Borrower, on behalf of itself and its successors, assigns, and other legal representatives, to the extent permitted by applicable law, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, controversies, damages and any and all other claims, counterclaims, defenses, rights of set‑off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Borrower or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.
(b)    Each Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
(c)    Each Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

REMY INTERNATIONAL, INC., a Delaware corporation

By:	/s/ Fred Knechtel
Name:	Fred Knechtel
Title:	Senior Vice President and Chief Financial Officer

WESTERN REMAN INDUSTRIAL, INC., an Indiana corporation

By:	/s/ Fred Knechtel
Name:	Fred Knechtel
Title:	Senior Vice President and Chief Financial Officer

POWER INVESTMENTS, INC., an Indiana corporation

By:	/s/ Fred Knechtel
Name:	Fred Knechtel
Title:	Senior Vice President and Chief Financial Officer

REMY ELECTRIC MOTORS, L.L.C., a Virginia limited liability company

By:	/s/ Fred Knechtel
Name:	Fred Knechtel
Title:	Senior Vice President and Chief Financial Officer

REMAN HOLDINGS, L.L.C., a Delaware limited liability company

By:	/s/ Fred Knechtel
Name:	Fred Knechtel
Title:	Senior Vice President and Chief Financial Officer

REMY INDIA HOLDINGS, INC., a Delaware corporation

By:	/s/ Fred Knechtel
Name:	Fred Knechtel
Title:	Senior Vice President and Chief Financial Officer

REMY TECHNOLOGIES, L.L.C., a Delaware limited liability company

By:	/s/ Fred Knechtel
Name:	Fred Knechtel
Title:	Senior Vice President and Chief Financial Officer

REMY KOREA HOLDINGS, L.L.C., a Delaware limited liability company

By:	/s/ Fred Knechtel
Name:	Fred Knechtel
Title:	Senior Vice President and Chief Financial Officer

REMY INC., a Delaware corporation

By:	/s/ Fred Knechtel
Name:	Fred Knechtel
Title:	Senior Vice President and Chief Financial Officer

REMY INTERNATIONAL HOLDINGS, INC., a Delaware corporation

By:	/s/ Fred Knechtel
Name:	Fred Knechtel
Title:	Senior Vice President and Chief Financial Officer

REMY POWER PRODUCTS, LLC, a Delaware limited liability company

By:	/s/ Fred Knechtel
Name:	Fred Knechtel
Title:	Senior Vice President and Chief Financial Officer

WORLD WIDE AUTOMOTIVE, L.L.C., a Virginia limited liability company

By:	/s/ Fred Knechtel
Name:	Fred Knechtel
Title:	Senior Vice President and Chief Financial Officer

WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as Agent and as a Lender

By:	/s/ Barry Felker
Name:	Barry Felker
Title:	Vice President

BANK OF AMERICA, N.A., a national banking association, as a Lender

By:	/s/ Thomas Brennan
Name:	Thomas Brennan
Title:	Senior Vice President